Exhibit 19

Insider Trading Policy
Purpose
The Company has adopted this Insider Trading Policy (this “Policy”) to promote compliance with applicable securities laws and to preserve the reputation and integrity of Lennar Corporation and its subsidiaries (collectively, the “Company”) as well as that of all persons affiliated with the Company. The securities laws and this Policy prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company or (ii) providing the material nonpublic information to other persons who may trade on the basis of that information. This Policy provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which the Company does business.

Persons Subject to the Policy
This Policy applies to all employees of the Company, to all officers and all members of the Board of Directors of the Company (the “Board”) and to any other persons that the Board determines should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information about the Company (“Insiders”). If you are subject to this Policy, this Policy also applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”). Finally, this Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. Collectively, this Policy refers to Insiders, their respective Family Members and their respective Controlled Entities, as “Covered Persons.”

Statement of Policies Prohibiting Insider Trading

Prohibited Activities
It is the policy of the Company that no director, officer or other employee of the Company (or any other Covered Person subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly or through Family Members or other persons or entities:
1.Engage in transactions in Company securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”
2.Recommend the purchase or sale of any Company securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, other than with the prior written consent of the Company; or
4.Assist anyone to engage in the above activities.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Explanation of Insider Trading
As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “nonpublic” information relating to the Company or the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract or instruction to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract or instruction to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, sales of securities to carry out a cashless option exercise and acquisitions of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:
•Trading by insiders while in possession of material non-public information;
•Trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or
•Communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.

Possible material information or events include, but are not limited to: earnings information, quarterly results, and guidance on earnings estimates; financial condition, including material impairment charges or changes in the debt structure; mergers, acquisitions, tender offers and joint ventures; institution of, or developments in, significant litigation, investigations, regulatory actions or proceedings; new material contracts or developments (including material changes in previously announced schedules) regarding such projects or contracts; major management or organizational changes; changes in the Company’s investment strategy; changes in auditors; events regarding the Company’s securities (e.g., defaults on any outstanding debt, stock repurchase plans, stock splits or changes in dividends or public or private sales of additional securities); bankruptcies or receiverships of the Company; and regulatory approvals or changes in regulations and any analysis of how they affect the Company.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has (1) been released broadly to the marketplace (such as by a press release or an SEC filing), and (2) the investing public has time to absorb the information fully.

Excluded Transactions
Except as specifically noted below under the headings “Transactions Under Company Plans,” and “Transactions Not Involving a Purchase or Sale,” there are no exceptions to this Policy.

Transactions Under Company Plans

Trading includes purchases and sales of stock, derivative securities such as convertible debentures, preferred stock, and debt securities. Trading also includes certain transactions under Company benefit plans, as follows:
•Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option, or to the exercise of a tax withholding right in which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, because this entails selling a portion of the underlying stock to cover the costs of exercise.
•Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right in which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the person is aware of material nonpublic information, or the person making the gift is subject to the pre-clearance procedures specified in the addendum hereto under the heading “Pre-clearance Procedures.”

Blackout and Pre-clearance Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company has adopted additional policies that apply to Board members, executive officers (“executive officers”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain designated employees of the Company who have access to material nonpublic information about the Company (such additional policies are referred to herein as the “addendum”). The Company will notify you if you are subject to the addendum.

The addendum generally prohibits persons covered by it from trading in the Company’s securities during quarterly blackout periods. All Board members and executive officers must also pre-clear all transactions in the Company’s securities.
Unauthorized Disclosure
Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, and if you violate those rules, you, the Company, and its management could be subject to substantial liability. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Please consult the Company’s Regulation FD Policy for more details regarding the Company’s policy on speaking to the media, financial analysts and investors.

Inside Information Regarding Business Partners

This Policy and the guidelines described herein also apply to material nonpublic information relating to other companies that transact business with the Company, including the Company’s vendors, suppliers and joint venture partners, as well as potential merger or acquisition candidates (“business partners”), when that information is learned in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All Insiders should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Penalties for Policy Violation
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC,
U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. The Company will cooperate fully in all governmental investigations of possible insider trading.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel.

Insider Trading Policy
Additional Policies Applicable to all Members of the Board of Directors, Executive Officers and Designated Employees

Pre-clearance Procedures
Prior to conducting any transactions in Company securities (other than transactions that are set forth under “Excluded Transactions” or transactions pursuant to a pre-cleared Rule 10b5-1 Plan), a director or executive officer must request and obtain pre-clearance of such transaction from the General Counsel. Pre-clearance of a transaction by the General Counsel must be requested and obtained from the Executive Chairman, Chief Executive Officer or the Chief Financial Officer of the Company.

This pre-clearance procedure has been established to provide assistance in preventing inadvertent violations of applicable securities laws or the Company’s Insider Trading Policy, to avoid the appearance of impropriety in connection with the purchase and sale of Company securities, and to ensure timely compliance with the very short time requirements for the filings of Form 4 reports.

A request for pre-clearance should be submitted to the General Counsel in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction if he believes it may violate the securities laws or the Insider Trading Policy. If a person seeks pre-clearance and permission to engage in the transaction is denied, the person should not initiate that or any other transaction in Company securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider and disclose to the General Counsel whether he or she may be aware of any material nonpublic information about the Company, whether he or she has effected transactions in Company stock within the past six months and whether he or she must comply with SEC Rule 144 and file a Form 144 at the time of any sale.

Blackout Periods
All Board members and executive officers of the Company as well as all other employees designated by the Company (“Designated Employees”) are subject to the following blackout procedures. The blackout periods apply to trading in the Company’s securities.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Designated Employees may not trade in the Company’s securities during the period beginning at the close of trading on the eleventh day prior to the end of the third month of a fiscal quarter and ending at the close of trading on the second trading day following the Company’s issuance of its quarterly earnings release. Persons subject to these quarterly blackout periods include all Board members, executive officers and all other persons who are informed by the Company that they are subject to the quarterly blackout periods.

Interim Material Information. The Company may on occasion issue potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre- cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few Board members or executives. So long as the event remains material and nonpublic, Board members, executive officers, and such other persons as are designated by the Company may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Company to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to pre-cleared Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
Post-Termination Transactions. If you are aware of material nonpublic information when you terminate service as a Board member, officer or other employee of the Company, you may not trade in the Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company securities upon the expiration of any blackout period that is applicable to your transactions at the time of your termination of service.

Prohibited Transactions Applicable to Members of the Board and Executive Officers
The Company considers it improper and inappropriate for any Board member or executive officer of the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidelines.

Short Sales. Short sales (sales of securities that are not yet owned) of the Company’s securities evidence a concern on the part of the seller that the securities will decline in value, and therefore may signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, you may not engage in short sales of the Company’s securities.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore may create the appearance that the Board member or executive officer is trading based on inside information. Transactions in options also may focus the Board member’s or executive officer’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, you may not effect transactions in puts, calls or other derivative securities relating to stock of the Company, whether on an exchange or otherwise.
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Board member or executive officer to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Board member or executive officer may no longer have the same objectives as the Company’s other stockholders. Therefore, you may not engage in any such transactions.

Pledging Policy Applicable to Members of the Board and Executive Officers
A Board member or executive officer may not hold the Company’s securities in a margin account or otherwise pledge the Company’s securities as collateral for a loan, until he or she has met the minimum ownership requirements specified in the Company’s Stock Ownership Guidelines. Any securities of the Company that are pledged will not be counted towards meeting the requirements of the Company’s Stock Ownership Guidelines. If it is determined, after the annual Stock Ownership Guidelines compliance review, that a Board member or executive officer must decrease the number of securities that are pledged to remain in compliance with this policy, then such Board member or executive officer will have a three-month grace period to decrease the number of securities that are pledged.

Rule 10b5-1 Plans
Rule 10b5-1(c) under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person must enter into a plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, a person may purchase or sell Company securities in accordance with the Plan without regard to whether the person has material nonpublic information at the time of the purchase or sale. To benefit from this Policy, a Rule 10b5-1 Plan must be approved in advance by the General Counsel.
In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information, be binding upon the insider and be in writing, and must provide that the person will not have any authority to subsequently influence how, when or whether a purchase or sale is consummated. It must specify the amount, pricing and timing of transactions in advance. A change in a Rule 10b5-1 Plan is treated as terminating the original Plan and entering into a new Plan. A Rule 10b5-1 Plan may not be entered into during a quarterly blackout period. Any Rule 10b5-1 Plan to be entered into by a director, executive officer or Designated Employee must be submitted for approval prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Trading under any Rule 10b5-1 Plan may not begin until at least 120 days after the date that the plan is executed.

Company Assistance
Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel.

Certifications
All Board members, officers and other employees subject to the procedures set forth in this Addendum may be asked periodically to certify their compliance with this Policy.